EXHIBIT 99.1



                       RACI HOLDING, INC. AND SUBSIDIARIES
             RECONCILIATION OF INCOME FROM OPERATIONS TO EBITDA (A)
                              (Dollars in Millions)



                                                          Unaudited
                                           -------------------------------------
                                            Quarter Ended     Year-To-Date Ended
                                              September 30,      September 30,
                                           -------------------------------------
                                            2002     2001        2002      2001
                                           -------  -------    -------   -------

Net Income                                 $   7.3  $   4.4    $  15.6   $   9.5

Interest Expense (B)                           3.2      3.9        9.4      12.2
Provision for Income Taxes                     4.7      2.7       10.9       5.9
Depreciation and Amortization (C)              2.4      4.3        7.5      12.9
Other Noncash Charges (D)                      0.2      0.3        0.7       0.8
Nonrecurring and Restructuring Expense (E)     0.2      0.8        1.6       1.0
Special Payment(F)                             1.8       --        1.8        --
                                           -------  -------    -------   -------
Total                                         12.5     12.0       31.9      32.8
                                           -------  -------    -------   -------

EBITDA (A)                                 $  19.8  $  16.4    $  47.5   $  42.3
                                           =======  =======    =======   =======

Notes:

(A) EBITDA as presented may not be comparable to similar measures reported by other companies. Generally, EBITDA is defined to consist of net income (loss), adjusted to exclude cash interest expense, income tax expense, depreciation, amortization, noncash expenses and charges, gain or loss on sale or write-off of assets and extraordinary, unusual or nonrecurring gains, losses, charges or credits, and amounts paid as permitted dividends that are treated as compensation expense ("special payment"). EBITDA is presented to facilitate a more complete analysis of the Company's financial performance, by adding back non-cash and non- recurring items to operating income, as an indicator of the Company's ability to generate cash to service debt and other fixed obligations. Investors should not rely on EBITDA as an alternative to operating income or cash flows, as determined in accordance with generally accepted accounting principles, as an indicator of the Company's operating performance, liquidity or ability to meet cash needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for further discussion of the Company's operating income and cash flows.

(B) Includes amortization of deferred financing costs $0.5 and $1.4 for the year-to-date periods ended September 30, 2002 and $0.4 and $1.3 for the quarter and year-to-date periods ended September 30, 2001.

(C) 2001 includes amortization of intangibles, of $0.6 and $1.8 for the quarter and year-to-date periods ended September 30, 2001, respectively.

(D) Noncash charges consist of $0.1 executive reitree benefit accrual and $0.1 reitree benefit accrual for the quarter-ended September 30, 2002, and $0.1 retiree benefit accrual and $0.2 loss on disposal of assets for the quarter-ended September 30, 2001. Noncash charges consist of $0.3 executive retiree benefit accrual, $0.2 retiree benefit accrual and $0.2 loss on disposal of assets for the year-to-date period September 30, 2002 and $0.5 retiree benefit accrual and $0.3 loss on disposal of assets for the year-to-date period ended September 30, 2001.

(E) Nonrecurring and restructuring expenses excluded in calculating EBITDA consist of $1.4 nonrecurring cumulative effect of change in accounting principle, net of tax, and $0.2 nonrecurring professional fee for the year-to-date period ended September 30, 2002, and $0.5 nonrecurring professional and legal fees and $0.5 severance costs for the year-to-date period ended September 30, 2001.

(F) Payment made to holders of all stock options and deferred shares of $19.54 per share in connection with the dividend payment.